Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST WASHINGTON FINANCIAL CORP

AND

FULTON FINANCIAL CORPORATION

JUNE 14, 2004

Article I. THE MERGER	1

1.1 The Merger	1
1.2 Closing, Closing Date, Determination Date and Effective Time	2
1.3 Effect of the Merger	2
1.4 Conversion of Company Common Stock	3
1.5 Exchange Agent	4
1.6 Stock Options	4
1.7 Parent Common Stock	5
1.8 Articles of Incorporation	5
1.9 By-Laws	5
1.10 Directors and Officers of the Surviving Corporation	5
1.11 Tax Consequences	6
1.12 Withholding Rights	6
1.13 No Right of Dissent	6

Article II. EXCHANGE OF SHARES	6

2.1 Parent to Deposit Shares	6
2.2 Exchange of Shares	7

Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9

3.1 Corporate Organization	9
3.2 Capitalization	10
3.3 Authority; No Violation	11
3.4 Consents and Approvals	12
3.5 Reports	13
3.6 Financial Statements	13
3.7 Broker's and Other Fees	15
3.8 Absence of Certain Changes or Events	15
3.9 Legal Proceedings	17
3.10 Taxes	17
3.11 Employee Benefits	19
3.12 Company Information	22
3.13 Compliance with Applicable Law	22
3.14 Certain Contracts	23
3.15 Agreements with Regulatory Agencies	25
3.16 Properties and Insurance	25
3.17 Environmental Matters	26
3.18 Opinion	27
3.19 Indemnification	28
3.20 Loan Portfolio	28
3.21 Reorganization	29
3.22 Investment Securities; Borrowings; Deposits	29
3.23 Disclosure	30
3.24 SEC Filings	30
3.25 Related Party Transactions	31
3.26 Vote Required	31

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Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT	31

4.1 Corporate Organization	31
4.2 Capitalization	31
4.3 Authority; No Violation	32
4.4 Consents and Approvals	33
4.5 Reports	33
4.6 Financial Statements	34
4.7 SEC Reports	35
4.8 Absence of Certain Changes or Events	35
4.9 Legal Proceedings	35
4.10 Parent Information	35
4.11 Compliance with Applicable Law	36
4.12 Ownership of Company Common Stock; Affiliates and Associates	36
4.13 Agreements with Regulatory Agencies	36
4.14 Reorganization	36
4.15 Disclosure	36
4.16 Loan Loss Provision	36
4.17 Accounting, Regulatory Matters	37

Article V. COVENANTS RELATING TO CONDUCT OF BUSINESS	37

5.1 Covenants of the Company	37
5.2 Covenants of Parent	41
5.3 No Solicitation	41

Article VI. ADDITIONAL AGREEMENTS	44

6.1 Regulatory Matters	44
6.2 Access to Information	45
6.3 Shareholders’ Meetings	46
6.4 Legal Conditions to Merger	47
6.5 NASDAQ Listing	47
6.6 Employee Benefit Plans; Existing Agreements	47
6.7 Indemnification	48
6.8 Additional Arrangements	50
6.9 Notification of Certain Matters	50
6.10 Certain Matters, Certain Revaluations, Changes and Adjustments	50
6.11 Other Policies	51
6.12 Other Transactions	51
6.13 Failure to Fulfill Conditions	51
6.14 Transaction Expenses of the Company	51
6.15 Pre-Closing Delivery of Financial Statements	52
6.16 ISRA	52
6.17 Post-Closing Operation of the Company Bank	52
6.18 Tax Treatment	54
6.19 Insurance Policies	54
6.20 Payment of Retention Bonuses	54
6.21 Employee Severance	54

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Article VII. CONDITIONS PRECEDENT	55

7.1 Conditions to Each Party’s Obligations Under this Agreement	55
7.2 Conditions to the Obligations of Parent Under this Agreement	56
7.3 Conditions to Obligations of the Company Under this Agreement	58

Article VIII. TERMINATION AND AMENDMENT	59

8.1 Termination	59
8.2 Effect of Termination	61
8.3 Amendment	61
8.4 Extension; Waiver	62

Article IX. GENERAL PROVISIONS	62

9.1 Interpretation	62
9.2 Nonsurvival of Representations, Warranties and Agreements	62
9.3 Expenses	62
9.4 Notices	62
9.5 Counterparts; Facsimile	63
9.6 Entire Agreement	63
9.7 Governing Law	64
9.8 Severability	64
9.9 Publicity	64
9.10 Assignment; No Third Party Beneficiaries	64
9.11 Definitions	64
9.12 Legal Proceedings; Specific Performance; No Jury Trial	67

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Warrant Agreement

Exhibit B	Form of Warrant

Exhibit C	Form of Voting Agreements

Exhibit D	Form of Employment Agreement

Exhibit E	Form of Opinion of Counsel for the Company

Exhibit F	Form of Opinion of Counsel for Parent

Sections of the Disclosure Schedule

Section 3.1(d)	Company Ownership/Real Estate

Section 3.2(a)	Company Capitalization

Section 3.2(c)	Subsidiaries of Company

Section 3.3(b)	No Violation

Section 3.4	Consents and Approvals

Section 3.5	Reports

Section 3.7	Broker’s and Other Fees

Section 3.8(a)	Absence of Certain Changes or Events – Ordinary Course of Business

Section 3.8(b)	Absence of Certain Changes or Events – Employment Matters

Section 3.8(c)	Absence of Certain Changes or Events – Covenants

Section 3.8(d)	Absence of Certain Changes or Events – Liabilities

Section 3.9(a)	Legal Proceedings

Section 3.9(b)	Injunction or Other Restrictions

Section 3.10(a)	Tax Returns/Tax Audits

Section 3.11(a)	ERISA

Section 3.11(c)	Value of Company Pension Plans

Section 3.11(g)	Compliance of Company Pension Plans

Section 3.11(h)	Non-Exempt Prohibited Transaction/No Violation

Section 3.11(k)	Company Benefit Plans – Claims/Investigations

Section 3.11(l)	Non-Pension Benefits

Section 3.11(m)	Company Welfare Plan

Section 3.11(n)	Unfunded Benefits Obligations

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Section 3.11(p)	Severance/Acceleration, etc.

Section 3.13(a)	Compliance with Applicable Law

Section 3.13(b)	Community Reinvestment Act

Section 3.14(a)	Employment Agreements

Section 3.14(b)	Material Contracts

Section 3.14(c)	Default

Section 3.14(d)	Payments

Section 3.14(e)	Benefits

Section 3.14(f)	Consulting Agreements, etc.

Section 3.14(g)	Non-tax Qualified Plans

Section 3.15	Agreements with Regulatory Agencies

Section 3.16(b)	Real Property Owned

Section 3.16(c)	Real Property Leased

Section 3.16(d)	Insurance Coverage

Section 3.17	Environmental Matters

Section 3.20(b)	Loan Portfolio

Section 3.23(b)	Derivatives Contract

Section 3.25	Related Party Transaction

Section 4.2(b)	Parent Capitalization

Section 4.3(b)	Consents and Approvals

Section 4.5	Proceedings; Investigations

Section 4.9	Material Legal Proceedings

Section 4.11	Compliance with Applicable Law

Section 5.1	Negative Covenants of Company

Section 5.1(d)	Capital Expenditures

Section 5.1(s)	Borrowings

Section 5.2	Negative Covenants of Parent

Section 6.6(c)	Certain Employees

Section 6.7(b)	Current Annual Premium

Section 6.18	Insurance Policies

Section 6.20	Bonus Compensation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 14, 2004, is by and between Fulton Financial Corporation, a Pennsylvania corporation (“Parent”), and First Washington FinancialCorp, a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations”. Defined terms are described in Section 9.11.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent with Parent as the surviving corporation (the “Merger”) and (ii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of the Company and Parent have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that it be submitted to the Company’s shareholders for approval.

B. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

C. In connection with the execution of this Agreement, the parties are to enter into a Warrant Agreement in substantially the form of Exhibit A attached hereto (the “Warrant Agreement”), which provides for the delivery by the Company of a warrant in substantially the form of Exhibit B attached hereto (the “Warrant”) entitling Parent to purchase shares of Company Common Stock in certain circumstances. In addition, the Company has obtained voting agreements in the form of Exhibit C attached hereto, from the directors and executive officers listed on Exhibit C, who have agreed to vote shares of voting capital stock beneficially owned by them in the Company in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”) and the Pennsylvania Business Corporation Act of 1988, as amended (the “BCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the Surviving

1

Corporation shall continue to be Fulton Financial Corporation. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Barley, Snyder, Senft & Cohen, LLC, 126 East King Street, Lancaster, Pennsylvania 17602, on a date determined by Parent on at least five business days notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing); provided, however, that Parent may defer the Closing Date to a date no later than January 31, 2005 (assuming the Determination Date would require a Closing Date before such date) to provide for adequate due diligence in connection with Parent’s “internal control report” obligations under Rule 13a-15 of the Exchange Act. In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and either party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the Closing, Parent and the Company shall cause to be filed (i) a certificate of merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement, with the Department of the Treasury of the State of New Jersey (the “Certificate of Merger”) and (ii) articles of merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement, with the Department of State of the Commonwealth of Pennsylvania (the “Articles of Merger”). The Certificate of Merger and Articles of Merger shall specify the “Effective Time” of the Merger, which Effective Time shall be a date and time following the Closing agreed to by Parent and the Company (which date and time the parties currently anticipate will be 12:01 a.m. on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger and Articles of Merger, the Merger shall become effective upon (and the “Effective Time” shall be) the time of the filing of the Certificate of Merger and the Articles of Merger.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2(e), each share of the Company’s common stock, no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive 1.35 shares of common stock, $2.50 par value, of Parent (“Parent Common Stock”), together with the number of Parent Rights (as defined in Section 4.2) associated therewith (such shares, the “Per Share Stock Consideration” and the ratio of such number to one, the “Exchange Ratio”).

(b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties or any shares held in any employee plan disclosed on Section 3.11 of the Disclosure Schedule (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) shall cease to have any rights as shareholders of the

Company, except the right to receive the Per Share Stock Consideration for each such share held by them. The consideration which any holder of Company Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Exchange Ratio.

1.5 Exchange Agent. The Company and Parent hereby appoint Fulton Financial Advisors, National Association (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.6 Stock Options. All options which may be exercised for issuance of Company Common Stock (whether or not vested) (each, a “Company Stock Option” and collectively the “Company Stock Options”) are described in the Company Disclosure Schedule and are issued and outstanding pursuant to the Company’s Amended and Restated 1997 Stock Option Plan, 1999 Stock Option Plan and 2003 Stock Option Plan (each, a “Company Stock Option Plan” and collectively, the “Company Stock Option Plans”) and the agreements pursuant to which such Company Stock Options were granted (each, an “Option Grant Agreement”). True and complete copies of the Company Stock Option Plans and all Option Grant Agreements relating to outstanding Company Stock Options have been delivered to Parent. At the Effective Time, each Company Stock Option that (i) is outstanding at the Effective Time, and (ii) would otherwise survive the Effective Time in the absence of the transactions contemplated by this Agreement (“Old Stock Options”), shall be assumed by Parent through the grant of an option to acquire shares of Parent Common Stock on the terms set forth below (each Old Stock Option, as assumed, a “Parent Stock Option”). All Old Stock Options shall automatically be converted as of the Effective Time, into Parent New Options which shall be identical to the Old Stock Options in all material respects, except that (i) upon exercise of the Parent Options, the optionholder will receive Parent Common Stock rather than Company Common Stock, (ii) the number of shares of Parent Common Stock covered by each Parent Option shall equal the number of shares of Company Common Stock covered by the corresponding Old Stock Option multiplied by the Exchange Ratio, (iii) the exercise price of each Parent Option shall equal the exercise price applicable to the corresponding Old Stock Option divided by the Exchange Ratio and (iv) the committee that administers the plan by which such Parent Options are governed shall be a committee established by the Board of Directors of Parent. In all other material respects, the Parent Options shall be governed by the terms of the Company Stock Option Plan at and after the Effective Time. Promptly after the Effective Time, Parent shall use its reasonable best efforts to register the shares issuable upon exercise of the Parent Options under the Securities Act of 1933, and to keep such registration in effect until such time as all New Stock Options have been exercised. In connection with the foregoing, (i) the foregoing is intended to effect an assumption of the Old Stock Options by Parent under Section 424(a) of the Code and (ii) neither a Parent Stock Option nor the assumption of Old Stock Option shall give the holder of an Old Stock Option additional benefits which he did not have under such an Old Stock Option within the meaning of Section 424(a)(1) of the Code. Subject to issuance of the Parent Stock Options and the foregoing, the Company Stock Option Plans and all options or other rights to acquire Company Common Stock issued thereunder shall terminate at the Effective Time. Parent shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Parent Stock Option. Prior to the Effective Time (to the extent required as determined by Parent or the Company under applicable law, the terms of the Company Stock Option Plans or otherwise), Parent shall receive agreements from each holder of an Old Stock Option that does not elect to exercise such Old Stock Option immediately prior to the Effective Time and have the Company Common Stock acquired as a result of such exercise converted into Parent Common Stock pursuant to Section 2.1 of this Agreement, pursuant to which each such holder agrees to accept a Parent Stock Option in substitution for the Old Stock Option, as of the Effective Time.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding. The holders of the shares of Parent Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Parent Common Stock.

1.8 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 By-Laws. At the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. Parent shall, on or promptly after the Effective Time (but no later than Parent’s next Board of Directors meeting following the Effective Time), appoint to Parent’s Board of Directors Abraham Opatut (or one of the Company’s other current directors designated, subject to the reasonable approval of Parent, by vote of the Company’s Board of Directors prior to the Effective Date) to serve as a director of Parent. Such director shall stand for election at Parent’s 2005 annual meeting, at which time, subject to the exercise by Parent’s Board of Directors of its fiduciary duties, Parent shall nominate and recommend for election such director for an additional term of three (3) years. Parent has a mandatory retirement policy for directors who attain age 70; however, Parent would “grandfather” the present director of the Company appointed as set forth above from the application of such policy for a three year period after the Effective Date unless such director would have otherwise been obligated to retire from the Board of the Company under any policy it currently has in effect. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.12 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

1.13 No Right of Dissent. Pursuant to Section 14A:11-1(1)(a)(i)(B) of the New Jersey Business Corporation Act, the shareholders of the Company shall not be entitled to exercise dissenters’ rights.

ARTICLE II. EXCHANGE OF SHARES

2.1 Parent to Deposit Shares. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock in an amount sufficient to cover the Aggregate Merger Consideration (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I and this Article II.

(e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of the Company shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing price for Parent Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Time, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the foregoing period of ten (10) trading days being hereinafter sometimes referred to as the “Price Determination Period.” (For example, if January 14, 2005 were to be the Effective Date, then the Price Determination Period would be December 30 and 31, 2004 and January 3, 4, 5, 6, 7, 10, 11 and 12, 2005). In the event that NASDAQ shall fail to report a closing price for Parent Common Stock for any trading day during the Price Determination Period, the closing price for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in Parent Common Stock, by two brokerage firms then making a market in Parent Common Stock to be selected by Parent and approved by the Company.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent’s counsel, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (x) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (y) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting principles applicable to commercial banks or their holding companies generally or (z) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the prior written consent of Parent (in the case of acts or omissions of the Company and its Subsidiaries) or the Company (in the case of acts or omissions of Parent and its Subsidiaries) or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) Company Bank is a state-chartered, non-member commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent’s counsel, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity except for shares of the Federal Home Loan Bank of New York and shares held by the Company Bank in a fiduciary or custodial capacity in the normal course of its business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, association, partnership, joint ventures or other entity) and except that which the Company Bank holds pursuant to satisfaction of obligations due to the Company Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule. The Company and its Subsidiaries own no real estate, except real estate used for their banking premises or acquired pursuant to satisfaction of obligations due to the Company Bank. All such real estate is listed on Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) Subject to Section 3.2(a) of the Company Disclosure Schedule, the authorized capital stock of the Company consists and at Closing will consist solely of 10,000,000 shares of Company Common Stock. As of the date hereof, there were 4,238,888 shares of Company Common Stock outstanding and no shares of Company Common Stock held by the Company as treasury stock. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 721,785 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Option Plans and described in Section 3.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, subject to Section 3.2(a) of the Company Disclosure Schedule. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, the price at which each such option may be exercised under the Company Stock Option Plan and the type of option are set forth in Section 3.2(a) of the Company Disclosure Schedule.

(b) The authorized capital stock of the Company Bank consists of 10 million shares of common stock, $5.00 par value per share of which 4,239,886 shares as of the date hereof are issued and outstanding (none of which is held in the treasury of the Company Bank) (the “Company Bank Shares”). All of the issued and outstanding Company Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Company Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of Company Bank.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.6, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to voting of any such shares binding on the Company or any of its Subsidiaries.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement, the Warrant Agreement and the Warrant and, subject to (x) the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and (ii) the other approvals listed in Section 3.4 and (y) the approval of the Company’s shareholders as contemplated herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Warrant Agreement and the Warrant and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company or the Company Bank are necessary to approve this Agreement, the Warrant Agreement and the Warrant and to consummate the transactions contemplated hereby. This Agreement, the Warrant Agreement and the Warrant have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement, the Warrant Agreement and the Warrant constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement, the Warrant Agreement or the Warrant by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained and, except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and the Department of Banking and Insurance of the State of New Jersey and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, (c) the approval of this Agreement and the Merger by the requisite vote of the shareholders of the Company, (d) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey

pursuant to the BCA and of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the BCL, (e) approval of the listing of the Parent Common Stock to be issued in the Merger on NASDAQ, (f) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (g) such consents, authorizations, approvals or exemptions under the Environmental Laws (as defined in Section 3.17) and notices and filings with the Internal Revenue Service (the “IRS”) or the Pension Benefit Guaranty Corporation (the “PBGC”) with respect to employee benefit plans as are described in Section 3.4 of the Company Disclosure Schedule and (h) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

3.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1998 with (i) the FRB, (ii) the Department of Banking and Insurance of the State of New Jersey, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the Department of Banking and Insurance of the State of New Jersey and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5 of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1998. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2001, 2002 and 2003, in each case accompanied by the audit report of Grant Thornton, LLP (the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of March 31, 2004 and the related unaudited consolidated statements of income and cash flows for the three (3) months ended March 31, 2004 and 2003 and (d) the notes related thereto (collectively, the “Company Financial Statements”). The Accounting Firm is independent with respect to the Company and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of financial condition of the Company (including the related notes, where applicable) to be included in the S-4 to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company (including the related notes, where applicable) to be included in the S-4 to be filed with the SEC pursuant to this Agreement will fairly present, the consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; each of the Company’s consolidated financial statements (including the related notes, where applicable) to be included in the S-4 to be filed with the SEC pursuant to this Agreement will comply, with accounting requirements applicable to financial statements to be included in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Company Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included in the S-4 to be filed with the SEC pursuant to this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of December 31, 2003, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since December 31, 2003, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the ordinary course of business consistent with past practice, except as specifically contemplated by this Agreement.

(c) To the extent required, the Company and the Company Bank have in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to allow the Company’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act. Since March 31, 2004, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. Without limiting the generality of the foregoing, the Company’s disclosures and controls are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (vi) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Company’s or any Company Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants.

3.7 Broker’s and Other Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Advest, Inc. (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and the Company, a true and correct copy of which has been previously made available by the Company to Parent’s counsel. Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2003, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2003, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of December 31, 2003, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices following the date hereof), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) had any union organizing activities or (v) entered into, or amended, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 between December 31, 2003 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the ordinary course of business, consistent with past practice.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as expressly permitted under that Agreement, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2003, there has not been:

(i) any act, omission or other event which has had a Material Adverse Effect on the Company, including, but not limited to, any Material Adverse Effect arising from or relating to fraudulent or unauthorized activity,

(ii) any issuance of Company Stock Options or restricted shares of Company Common Stock (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2003),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

(v) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of any increase in compensation, bonus or other benefits, except for increases to then current employees who are not directors or executive officers that were made in the ordinary course of business consistent with past practice, (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or any employee,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return (as defined in Section 3.10(d)), closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by the Company or its Subsidiaries,

(viii) any material change in investment policies or practices, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have duly filed all Tax Returns required to be filed by any of them; (ii) all such filed Tax Returns are complete and accurate in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid all Taxes (as defined below) that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and disclosed to Parent in writing. The Company and its Subsidiaries have established on a consolidated basis as of March 31, 2004, on their books and records, reserves in accordance with GAAP consistently applied that are adequate, in the opinion of management of the Company, for the payment of all Taxes not yet due and payable, incurred in respect of the Company or any of its Subsidiaries through such date. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened actions, Tax audits, Tax examinations or other audits or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. The Company has made available to Parent true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable years ended after December 31, 2000 and before the date hereof.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a change in accounting method or otherwise, (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have section 341(f) (2) of the Code apply, (v) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(f)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (vi) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (vii) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), or (viii) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger, any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) For the purposes of this Agreement, (i) the term “Taxes” shall include any of the following imposed by or payable to any Governmental Entity: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment or withholding, in each case including any interest, penalty, or addition thereto, whether or not disputed and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate maintains, administers or has an obligation to contribute to any “employee pension benefit plan”, within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), stock option plan, stock purchase plan, stock appreciation rights plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, policy, program or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Neither the Company nor any of its ERISA Affiliates has ever had an obligation to contribute to any “multiemployer plan”, within the meaning of sections 3(37) and 4001(a) (3) of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent a complete and accurate copy of each of the following with respect to each of the Company Benefit Plans: (i) plan document (together with any and all amendments thereto), summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement, insurance contract or other funding instruments if any; (iii) most recent IRS determination letter, if any; (iv) three most recent actuarial reports, if any; (v) three most recent financial statements, including the attorney’s response to an auditor’s request for information, if any; and (vi) three most recent annual reports on Form 5500, including any schedules and attachments thereto.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2003, the fair value of plan assets of each of the Company

Pension Plans equals or exceeds the present value of the projected benefit obligations of each such plan based upon actuarial methods, tables and assumptions satisfactory to Parent.

(d) During the last five years, the PBGC has not asserted any claim for liability against the Company or any of its Subsidiaries or any ERISA affiliates which has not been paid in full.

(e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Company Pension Plan have been paid. All contributions required to be made to each Company Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(f) No event has occurred, whether by action or failure to act, and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(g) Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, the IRS has issued a favorable determination letter with respect to each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code and, except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification and no condition exists that would subject Company or Parent to any tax under Section 4971, 4972, 4977 or 4974 or to a fine under Section 502(c) of ERISA.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or 406 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(i) There have been no “reportable events”, within the meaning of Section 4043(b) of ERISA, with respect to any of the Company Pension Plans.

(j) No “accumulated funding deficiency”, within the meaning of Section 412 of the Code and Section 302 of ERISA, has been incurred with respect to any of the Company Pension Plans.

(k) Except as disclosed in Section 3.11(k) of the Company Disclosure Schedule, there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims, actions or suits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, whether by action or failure to act, and Company has no knowledge of any facts which could give rise to any such claims, actions or suits. None of the Company Benefit Plans is the subject of any pending or any threatened investigation or audit by the Internal Revenue Service, the Department of Labor or the PBGC. No assets of the Company are subject to any lien under Section 412 of the Code and no event has occurred or condition exists that could give rise to any such lien.

(l) Except as disclosed in Section 3.11(l) of the Company Disclosure Schedule, no Company Pension Plan or Company Welfare Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Company Pension Plan.

(m) Except as disclosed in Section 3.11(m) of the Company Disclosure Schedule, (i) there are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and (ii) any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act.

(n) Except with respect to customary health, life and disability benefits or as disclosed in Section 3.11(n) of the Company Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown in the Company Financial Statements and established under GAAP, or otherwise noted on the Company Financial Statements.

(o) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(p) Except as disclosed in Section 3.11(p) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, vesting, or increase the amount, of any bonus or any compensation due to any current employee or former employee under any Company Benefit Plan.

(q) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced to employees, former employees or directors an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans which are intended to cover employees or former employees of the Company, any of the Company’s Subsidiaries or any ERISA Affiliates, or to amend or modify any existing Company Benefit Plan which covers or has covered employees or former employees of the Company, any of the Company’s Subsidiaries or any ERISA Affiliate.

(r) No Company Pension Plan subject to Title IV of the Code has been terminated, and no filing of or notice of intent to terminate or initiation by the PBGC to terminate has occurred. In addition, there has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code.

(s) With respect to the Company Benefit Plans, no event has occurred, whether by action or failure to act, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Subsidiary of the Company, Parent or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

3.12 Company Information.

(a) The information relating to the Company and the Company Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries to be contained in the Company’s applications to the FRB and the Department of Banking and Insurance of the State of New Jersey will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each such item, and each of the Company and each of its Subsidiaries has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to the Company or its Subsidiaries and except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its

Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2001, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule (i) neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent true and correct copies of all employment agreements and termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound.

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument which is material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. For purposes of subparagraph (i) above, any contract with a remaining term of greater than one (1) year or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the ordinary course of business consistent with past practice) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the best knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause the Company or Parent to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the services of any directors, consultants or other independent contractors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2003 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule.

(h) As of the date of this Agreement (and effective as of the Effective Time), C. Herbert Schneider (the “Contract Employee”) has executed an employment agreement with the Company in the form of Exhibit D (the “Employment Agreement”). Under the Employment Agreement, among other things, the Contract Employee has consented to certain changes in his duties, powers and functions following the Merger and to waive any right to obtain “change of control” or severance payments (including under the current Change in Control Agreement between the Company and the Contract Employee) as a result of the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered or made available to Parent’s counsel true and correct copies of each Company Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.16 Properties and Insurance.

(a) Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of December 31, 2003 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof and (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business consistent with prior practice and which do not detract materially from the value thereof. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder in any material respect. All material tangible properties of the Company and each of its Subsidiaries are in good state of maintenance and repair, reasonable wear and tear excepted, conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property owned by the Company or any of its Subsidiaries. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to such real property and copies of all instruments, agreements and other documents evidencing, creating or constituting liens or other encumbrances on such real property.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by the Company or any of its Subsidiaries. The Company has furnished to Parent’s counsel copies of all leases relating to such real property. The Company and its Subsidiaries have not leased or sub-leased any real property to any third-parties.

(d) The business operations and all insurable properties and assets of the Company and the Company Subsidiaries are insured for their benefit against all risks which, in accordance with industry standards, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, in accordance with industry standards, in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or the Company Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities (as hereinafter defined) and, to the knowledge of the Company, the Loan Properties (as hereinafter defined), are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Materials whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) During the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any

Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (w) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq. as in effect and amended, and all other applicable federal, state, municipal, county and local laws and ordinances, and the rules and regulations promulgated thereunder, and any applicable provisions of common law and civil law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, ordinances, rules and regulations were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of such opinion has been provided to Parent’s counsel.

3.19 Indemnification. Except as provided in the Company Contracts or the Certificate of Incorporation or by-laws of the Company, neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or by-laws of the Company or any Subsidiary of the Company, applicable law or regulation or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”):

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company Bank’s most recent bank examination, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2003, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of December 31, 2003, was classified as “Other Real Estate Owned” and the book value thereof.

(c) As of December 31, 2003, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute such allowance complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies. As of December 31, 2003, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies.

3.21 Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

3.22 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business consistent with past practice and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with past practice, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.22(c) of the Company Disclosure Schedule is a true and correct list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of the date set forth in such schedule.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.23 Disclosure. Neither this Agreement (insofar as it relates to the Company, the Company Subsidiaries, the Company Common Stock, and the involvement of the Company and the Company Subsidiaries in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation its Schedules to this Agreement), certificate, or other statement or document delivered by the Company or the Company Subsidiaries to Parent in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

3.24 SEC Filings. The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 2001 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company’s SEC Reports or necessary in order to make statements in the Company’s SEC Reports, in light of the circumstances under which they were made, not misleading.

3.25 Related Party Transactions. Except as disclosed in Section 3.25 of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have any contract, extension of credit, business arrangement or other relationship of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 1998) of the Company or any of the Company Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding Company Common Stock; and (iii) any “associate” (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as otherwise specifically described therein, has been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms’ length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

3.26 Vote Required. Assuming that a quorum is present at the Company Shareholders’ Meeting, approval by a majority of the outstanding shares entitled to cast votes at such meeting shall be sufficient to constitute approval by the Company’s shareholders of the Merger.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is registered as a financial holding company under the BHCA. The Articles of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 400,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock without par value (the “Parent Preferred Stock”) . As of June 11, 2004, there were 121,986,270 shares of Parent Common Stock outstanding and 6,515,980 shares of Parent Common Stock held by Parent as treasury stock. No shares of Parent Preferred Stock have been issued as of the date of this Agreement, and Parent has no present intention to issue any shares of Parent Preferred Stock. As of June 11, 2004, there were (i) 17,927,877 shares of Parent Common Stock reserved for issuance under Parent Option Plans of which 3,802,166 shares were issuable upon the exercise of outstanding stock options Parent Option Plans and the Parent Employee Stock Purchase Plan and (ii) there were outstanding 132,304,416 rights (“Parent Rights”) representing the right under certain circumstances to purchase shares of Parent Common Stock pursuant to the terms of the Rights Agreement dated June 20, 1989, as amended and restated as of April 29, 1999, between FFC and Fulton Bank, and (iii) 887,984 shares of Parent Common Stock reserved from time to time for issuance pursuant to Parent’s Employee Stock Purchase and Dividend Reinvestment Plans. All shares of Parent Common Stock that are issued in the Merger shall include purchase Rights under the Parent Rights Agreement unless, prior to the Effective Date, all Rights issued under said Agreement shall have been redeemed by Parent without a Distribution Date having occurred under such Agreement. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and (ii) the other approvals listed in Section 4.4, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. No other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB, and the Department of Banking and Insurance of the State of New Jersey and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA and the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, (d) approval of the listing of the Parent Common Stock to be issued in the Merger on NASDAQ, (e) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (f) such consents, authorizations, approvals or exemptions under the Environmental Laws and (g) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2001 with (i) the FRB, (ii) the Office of the Comptroller of the Currency (the “OCC”), (iii) the FDIC, (iv) state banking regulators in Pennsylvania, New Jersey, Delaware, Maryland and Virginia and (v) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the Department and the FDIC, the “Parent’s Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent’s Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2001. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

4.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of income, consolidated changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2001, 2002 and 2003, in each case accompanied by the applicable audit report (audited by Arthur Andersen LLP for the year 2001 and KPMG LLP for the years 2002 and 2003) with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004 and the related unaudited consolidated statements of income and cash flows for the three months ended March, 2004 and 2003 and (d) the notes related thereto (the “Parent Financial Statements”). KPMG LLP is independent with respect to the Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated balance sheets of the Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.7 SEC Reports. With respect to each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by Parent with the SEC pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since January 1, 2001, no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Parent Information.

(a) The information relating to Parent to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries to be contained in the Parent’s applications to the FRB and the Department of Banking and Insurance of the State of New Jersey will be accurate in all material respects.

4.11 Compliance with Applicable Law. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each such item, and each of Parent and each of its Subsidiaries has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Parent or its Subsidiaries and except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.14 Reorganization. Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.15 Disclosure. Neither this Agreement (insofar as it relates to Parent, Parent Common Stock, and the involvement of Parent in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by Parent to the Company in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

4.16 Loan Loss Provision. As of December 31, 2003, the allowance for loan losses in the Parent Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute such allowance complies in all material respects with GAAP (consistently applied) and all applicable policies of the Company Regulatory Agencies. As of December 31, 2003, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the all applicable regulatory agencies.

4.17 Accounting, Regulatory Matters. Parent has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any consent or approval from any Governmental Entity, including matters relating to the Community Reinvestment Act.

ARTICLE V. COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall cause each of its Subsidiaries to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any governmental authority or third-party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock; provided, however, that, between the date of this Agreement and the Effective Date, the Company may declare a dividend of up to (i) $.11 per share on the Company Common Stock to be paid on each of (A) September 30, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on Parent Common Stock scheduled to be paid on or about October 15, 2004; (B) December 31, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Parent Common Stock scheduled to be paid on or about January 14, 2005; and (ii) $.22 per share on the Company Common Stock to be paid on March 31, 2005 and on each quarter end thereafter until either the Effective Date occurs or this Agreement is terminated, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Parent Common Stock scheduled to be paid on or about April 15, 2005 and thereafter on or before the record date for each subsequent quarterly dividend on the Parent Common Stock (it being the intent of Parent and the Company that the Company be permitted to pay a dividend on the Company Common Stock on the dates indicated in subsections (i) and (ii) above only if the shareholders of the Company, upon becoming shareholders of Parent, would not be entitled to receive a dividend on the Parent Common Stock on the payment dates indicated in such subsections);

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of up to a total of 577,428 shares of Company Common Stock upon the exercise of Company Stock Options granted under the Company Stock Option Plan prior to the date hereof, any such exercise to be in accordance with the present terms of such options;

(c) amend the Certificate of Incorporation, By-laws or other similar governing documents of Company or Company Bank;

(d) Other than as set forth in Section 5.1(d) of the Disclosure Schedule, make any capital expenditures other than those which (i) are made in the ordinary course of business consistent with past practice or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole (it being understood that for purposes of this clause “f”, any assumption of another financial institution’s liabilities shall be conclusively deemed to be material), other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i) (i) except as set forth in Section 6.6, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (ii) except for normal salary increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Plan or agreement as in effect as of the date hereof or (iii) grant or award any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares under the Company Stock Option Plan, or any other plan;

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements except as otherwise specifically contemplated by this Agreement;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(n) other than in the ordinary course of business consistent with past practice, in individual amounts not to exceed $50,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(o), make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than US government and US government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities and which have an average life, as of purchase date, of not more than five years, in each case which are purchased in the ordinary course of business consistent with past practice;

(p) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $100,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(q) except in the ordinary course of business consistent with past practice and in amounts less than $100,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r) originate, purchase, extend or grant any loan in principal amount in excess of $5.0 million, or engage or participate in any lending activities, including modifications to any loans existing on the date hereof, other than in the ordinary course of business consistent with past practices; provided however, Company Bank shall consult with Fulton Bank with respect to origination, purchase or extension of all loans with principal amount in excess of $5.0 million;

(s) incur any additional borrowings beyond those set forth in Section 5.1(s) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the ordinary course of business consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u) establish or make any commitment relating to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $500,000;

(v) nominate for election to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(w) make any material Tax election or file any claim for a material income Tax refund;

(x) take any other action outside of the ordinary course of business; or

(y) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(b) change its methods of accounting in effect at December 31, 2003, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors; or

(c) agree to do any of the foregoing.

Nothing set forth in this Agreement shall be construed: (i) to preclude Parent from acquiring, or to limit in any way the right of Parent to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of Parent Common Stock or otherwise; (ii) to preclude Parent from issuing, or to limit in any way the right of Parent to issue, prior to or following the Effective Time, Parent Common Stock, Parent Preferred Stock or any other equity or debt securities; or (iii) to preclude Parent from taking, or to limit in any way the right of Parent to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

5.3 No Solicitation.

(a) The Company and the Company Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, the Company, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to the Company or the Company Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of the Company or any of the Company Subsidiaries, whether or not acting on behalf of the Company or any of its subsidiaries, shall be deemed to be a breach of this Section by the Company.

(b) The Company shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and shall take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at the meeting, including recommending the approval of this Agreement by the Company’s shareholders; provided, however, that the Company’s Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, after consultation with outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

(c) The Board of Directors of the Company shall not (1) fail to recommend this Agreement, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Section shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act, as amended, provided, however, that neither the Company nor its Board of Directors shall, except as permitted by paragraph (b) or (c) of this section, propose to approve or recommend, an Acquisition Proposal.

(e) The Company shall promptly (but in any event within one day) advise Parent orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(i) In the event the Board of Directors of the Company takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.3(c) in compliance with the standards in (x) and (y) therein, such action shall allow termination of this Agreement by Parent under Section 8.1(g) herein which shall be treated in the same manner as termination under Section 8.1(e) herein and shall allow exercise of the Warrant. In the event the Board of Directors of the Company takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.3(c) without compliance with the standards in (x) and (y) therein, such action shall constitute a breach allowing termination of this Agreement by Parent under Section 8.1(g) herein which shall be treated in the same manner as termination by Parent under Section 8.1(e) herein and shall allow exercise of the Warrant.

(ii) This Agreement may be terminated by the Company prior to the shareholders meeting of the Company if (A) the Board of Directors of the Company shall have determined in good faith after consultation with outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s shareholders under applicable law, (B) it is not in breach of its obligations under this Section 5.3 in any material respect and has complied with, and continues to comply with, all requirements and procedures of this Section 5.3 in all material respects and the Board of Directors of the Company has authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement for a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice; (C) Parent does not make, within five (5) business days after receipt of the Company’s written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal and during such period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial and legal advisors to meet with, Parent and its advisors from time to time as required by Parent to consider and discuss in good faith Parent’s proposals, and (D) prior to the Company’s termination pursuant to this Section 5.3(e)(ii), the Company confirms in writing that such termination allows exercise of the Warrant. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the five (5) business days after Parent has received the notice to Parent required by clause (C) and (y) to notify Parent promptly if its intention to enter into a binding agreement referred to in its notice to Parent shall change at any time after giving such notice.

(f) For the purpose of this Section 5.3:

(i) “Acquisition Proposal” shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of the Company or any of the Company Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of the Company or any of the Company Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of the Company or any of the Company Subsidiaries.

(ii) A “Superior Proposal” shall be an Acquisition Proposal that the Board of Directors of the Company believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor), would, if consummated, result in a transaction more favorable to the shareholders of the Company from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

ARTICLE VI. ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent agrees promptly to advise the Company if at any time prior to the Company Shareholders’ Meeting any information provided by Parent for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and the Parent Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if at any time prior to the Company Shareholders’ Meeting any information provided by the Company for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger), organizational documents,

Bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the party seeking such access. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent with internally prepared consolidated profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 30 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist the Company in obtaining the approval of the Company’s shareholders of this Agreement and the transactions contemplated hereby.

(c) The Company shall have continuing access through the Effective Time to both the Company’s books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding the Company’s internal control to Parent and cause its auditors to be available for discussions with Parent’s representatives regarding the Company’s systems of internal controls.

(d) All information furnished pursuant to Sections 6.2(a), 6.2(b) and 6.2(c) shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(e) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Shareholders’ Meetings. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing for quotation on NASDAQ, subject to official notice of issuance, as of the Effective Time.

6.6 Employee Benefit Plans; Existing Agreements.

(a) The Parent Employers shall be obligated to provide employee benefits to each person who is an employee of the Company or a Company Subsidiary, on the Effective Time and continues to be employed that are substantially equivalent, in the aggregate, to the benefits under the Company Benefit Plans prior to the Effective Time, until the earlier of: (A) at least three (3) years after the Effective Date, or (B) the date that the Parent Employers can no longer satisfy the applicable qualified retirement plan discrimination testing under the Code. Thereafter, it is the Parent’s intention, over time and subject to Company Bank’s earnings, to allow participation by Company Bank’s employees in the Parent Benefit Plans the Parent Employers generally make available to their employees, as such Parent Benefit Plans may change from time to time.

(b) With respect to each Parent Benefit Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent without application of any preexisting condition limitations. Each Parent Benefit Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Benefit Plan.

(c) With regard to those certain employees listed in Section 6.6(c) of the Disclosure Schedule hereto, the Parent agrees to provide insurance benefits at the same deductible, contribution and co-payment levels as such employees received prior to the Effective Time.

6.7 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or who becomes prior to the Effective Time, a director or officer of the Company or the Company Bank or who serves or has served at the request of the Company or the Company Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.7, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.7, in each case to the fullest extent which the Company would have been permitted under any applicable law and its Certificate of Incorporation or Bylaws had the Merger not occurred (and Parent shall also advance expenses as incurred due to (i) or (ii) above to the fullest extent so permitted). Notwithstanding the foregoing, Parent shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but Parent shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

Any Indemnitee wishing to claim indemnification under this Section 6.7 shall promptly notify Parent upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.7 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between Parent and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.7 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.7, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

(b) For six (6) years after the Effective Date, Parent shall (and the Company shall cooperate in these efforts) obtain and maintain “tail” coverage relating to the Company’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of the Company as of the date of this Agreement and carry such premium (not to exceed the greater of (i) 150% of the current premium for Company’s existing directors and officers liability insurance policy or (ii) the applicable percentage increase payable by Parent during such period for its directors and officers liability insurance policy) and that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Time (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Time.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.9 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such party. Each of the Company and the Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.10 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and Parent’s written confirmation that all conditions precedent under Section 7.1 and 7.2 (other than the delivery of customary closing documents) have been satisfied or waived, and in order to formulate the plan of integration for the Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action prior to receipt of shareholder and regulatory approvals; and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.10 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.11 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and its Subsidiaries, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following satisfaction of the conditions set forth in Section 6.10.

6.12 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements which may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.13 Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date (as defined in Section 8.1(c)) and that it will not waive that condition, it will promptly notify the other party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors or officers or Subsidiaries, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger. Any information so provided shall be retained by the receiving party in accordance with the terms of the confidentiality agreement heretofore executed by the parties hereto.

6.14 Transaction Expenses of the Company.

(a) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses which the Company and its

Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) The Company, in reasonable consultation with Parent and at Parent’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.15 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.16 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by the Parent with the SEC in response to Items 2 and 7 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.16 and all other reports delivered by the Company hereunder.

6.16 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written determination (based upon an affidavit from the Company that is approved by the Parent prior to its submission to the New Jersey Department of Environmental Protection (“NJDEP”)) from the NJDEP that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Agreement (in form and substance satisfactory to Parent) issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any “Negative Declaration,” “No Further Action Letter” or approval of any “Remedial Action Workplan,” as such terms are defined under ISRA, or (iii) a “Negative Declaration” or approvals of any “Remedial Action Workplan” (in either case in form and substance satisfactory to the Parent) with respect to each property in New Jersey which the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source” in form and amount approvable by the NJDEP as required in furtherance of the Company’s obligations under this covenant.

6.17 Post-Closing Operation of the Company Bank. After the Effective Time, the Board of Directors of the Company Bank immediately prior to the Effective Time shall continue to be the Board of Directors of the Company Bank immediately after the Effective Time, the chairman of the board of the Company Bank immediately prior to the Effective Time shall continue to be the chairman of the board of the Company Bank immediately after the Effective Time, and the chief executive officer of the Company Bank immediately prior to the

Effective Time shall continue to be the chief executive officer of the Company Bank immediately after the Effective Time. In addition, the certificate of incorporation and by-laws of Company Bank as in existence immediately prior to the Effective Time shall continue to be the certificate of incorporation and by-laws of the Company Bank immediately after the Effective Time. Subject to the next sentence, Parent, as shareholder, agrees to vote in favor of the re-election of the Directors of the Company Bank for three successive full one year terms at each of the next three annual meetings of the shareholders of the Company Bank after the Effective Time, provided that, in the event an individual Company Bank Director ceases to act as a director or as a member of any committee thereof, the obligation provided for below to maintain existing fees and benefits shall not apply to successors in such positions and after such three-year period, each Company Bank shall be subject to Parent’s mandatory retirement rules for directors and shall receive the standard fee paid to directors of subsidiary banks of Parent. It is intended that Parent will not terminate the separate corporate existence of the Company Bank as a subsidiary of Parent for a period of three years following the Effective Time (the “Transition Period”), unless required to do so by law or governmental authorities, safe and sound banking practices, or as a result of the fiduciary obligations of Parent’s Board of Directors. During the Transition Period, each non-employee member of the Board of Directors of the Company Bank shall continue to receive the same compensation for service on the Board of Directors of the Company Bank as they received prior to the Effective Time, the Chairman of the Board of the Company Bank shall continue to receive the same compensation for such service as he received prior to the Effective Time, and the Vice Chairman of the Board of the Board of the Company Bank shall continue to receive the same compensation for such service as he received prior to the Effective Time . Parent has no present intention to remove any of the Company Bank’s directors or its chairman of the board during the Transition Period, provided that the Company Bank is managed in a manner consistent with Parent’s overall business strategies, as such strategies may develop from time to time. However, nothing herein shall be construed to limit the right of Parent to remove and/or replace any or all of the officers of the Company Bank at any time following the Effective Time, to amend the certificate of incorporation and by-laws of the Company Bank at any time following the Effective Time or otherwise to exercise the rights and prerogatives of Parent as a shareholder of the Company Bank at any time following the Effective Time, except that the Parent shall not terminate the separate corporate existence of the Company Bank prior to the end of the Transition Period unless required to do so by law or governmental authorities, safe and sound banking practices or as a result of the fiduciary obligations of Parent’s Board of Directors and will not seek to remove or fail to reelect any of the Directors of the Company Bank during the Transition Period other than for cause or for conduct which harms the business, regulatory status or reputation of the Company Bank, Parent or its other Subsidiaries. For purposes hereof, “cause” shall mean a Director’s willful misconduct as a Director, breach of fiduciary duty involving personal profit, or willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses). Notwithstanding anything herein to the contrary, the Company Bank Directors, in their exercise of their fiduciary duty as to the best interests of Company

Bank and Parent, may, by a majority vote of such directors, modify or waive any or all of the foregoing provisions in this Section 6.18.

6.18 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.19 Insurance Policies. Parent shall pay the annual premiums on those certain life insurance policies payable to the Directors of the Company Bank and listed on Schedule 6.19 (the “Insurance Policies”) for a period of five (5) years from and after the Effective Time. For a period of thirty (30) days following the fifth anniversary of the Effective Date, each such Director shall have the option to purchase the policy applicable to him in exchange for payment of the then current book value of such policy. In the event a director does not exercise such option, the Company Bank shall remain the owner of the applicable Insurance Policy and may take such action, including retention of the Insurance Policy, as it deems appropriate, or surrender of the Insurance Policy in exchange for the cash surrender value thereof.

6.20 Payment of Retention Bonuses. Provided that each proposed recipient remains an employee of the Company or the Company Bank from the date hereof through the later of (a) the Effective Time or (b) a date, chosen by Parent, not to exceed the earlier of thirty days after completion of data processing conversion or six months after the Effective Time (the “Eligibility Date”) (provided that such recipient shall remain eligible if his or her employment is terminated prior thereto without cause), the Company shall pay to each individual employee listed on Section 6.20 of the Company Disclosure Schedule hereof the bonus compensation provided for such employee on such schedule on the earlier of (i) termination of such employee’s employment by Company Bank or (ii) the Eligibility Date.

6.21 Employee Severance. From and after the Effective Time, (i) Parent, Company or another subsidiary of Parent (any such parties employing employees of Company or a Company Subsidiary, the “Parent Employers”) shall: (A) satisfy the Employment Agreement, and (B) use its good faith efforts to retain each present employee of the Company and the Company Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Parent Employers at a compensation commensurate with the position), (ii) in the event that the Parent Employers shall continue to employ officers or employees of the Company and the Company Subsidiaries as of the Effective Time, the Parent Employers shall employ such persons on the Effective Time (other than the Contract Employee) as “at-will” employees, and (iii) in the event the Parent Employers are not willing to employ, or terminate the employment (other than for cause as defined in the Company’s severance policy) of, any officers or employees of the Company or the Company Subsidiaries (other than the Contract Employee), the Parent Employers shall pay severance benefits to such employees (other than to the Contract Employee) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date the amount provided for in the Company’s severance policy included in the

Disclosure Schedule; or (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Parent or its successor.

ARTICLE VII. CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval of the Department of Banking and Insurance of the State of New Jersey, the FRB, the SEC and (if necessary) the Department of Environmental Protection of the State of New Jersey) of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any term or condition which would, in Parent’s reasonable judgment, impair, in any material respect, the value of the Merger to Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

(c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Barley, Snyder, Senft & Cohen, LLC, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that: (i) the

Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; (ii) no gain or loss shall be recognized upon the exchange of Company Common Stock solely for Parent Common Stock; (iii) with respect to cash received in exchange for Company Common Stock, gain, if any, realized by the recipient on the exchange shall be recognized, but in an amount not in excess of the amount of such cash; (iv) with respect to Parent Common Stock received in exchange for Company Common Stock which was held as a capital asset on the date of the exchange, such gain shall be treated as capital gain (long-term or short-term, depending on the shareholders’ respective holding periods for their Company Common Stock), except in the case of any such shareholder as to which the exchange has the effect of a dividend within the meaning of Section 356(a)(2) of the Code; (v) the basis of any Parent Common Stock received in exchange for Company Common Stock shall equal the basis of the recipient’s Company Common Stock surrendered on the exchange, reduced by the amount of cash received on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (vi) the holding period for any Parent Common Stock received in exchange for Company Common Stock will include the period during which the Company Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange. In connection therewith, each of Parent and the Company shall deliver to Barley, Snyder, Senft & Cohen, LLC representation letters, in each case in form and substance reasonably satisfactory to Barley, Snyder, Senft & Cohen, LLC .

(e) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing for quotation on the NASDAQ, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Accountant’s Letter. If requested by Parent, the Company shall have caused to be delivered to the Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five business days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby;

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than Governmental Entities) which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole or (ii) on the Parent and its Subsidiaries taken as a whole. None of the approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e) Opinion of Counsel for the Company. Parent shall have received an opinion, dated the Effective Time, from Windels, Marx, Lane & Mittendorf, LLP, special counsel to the Company, in substantially the form of Exhibit E hereto. In rendering any such opinion, such special counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of the Company, Parent, affiliates of the foregoing, and others.

(f) Affiliate Agreements. Shareholders of the Company who are or will be affiliates of the Company or Parent for the purposes of the 1933 Act shall have entered into agreements with Parent, in form and substance satisfactory to Parent, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

(g) Stock Options. As may be required by Section 1.6 herein, all holders of Stock Options who have not exercised such options shall have delivered documentation reasonably satisfactory to Parent with respect to the assumption by Parent of the Company Options as set forth in Section 1.6.

(h) No Material Adverse Change. Parent (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Parent) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects of the Company and the Company Subsidiaries on a consolidated basis taken as a whole. In particular, without limiting the generality of the foregoing sentence, the financial statements of the

Company shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Company as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Company Financial Statements. For purposes of this Section 7.2(h), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material Adverse Effect on (i) the financial position, business, results of operations or future prospects of the Company or (ii) the ability of the Company to perform its obligations under this Agreement.

(i) Employment Agreement. The Employment Agreement shall remain in full force and effect.

7.3 Conditions to Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Opinion of Counsel for Parent. The Company shall have received an opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to Parent, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Parent, the Company, affiliates of the foregoing, and others.

(d) Parent Options. Parent Stock Options shall have been substituted for the Stock Options which have not been exercised pursuant to Section 1.6 herein. Agreements evidencing the assumption of the Company Options pursuant to Section 1.6 shall have been delivered.

(e) No Material Adverse Change. The Company (together with its accountants, if the advice of such accountants is deemed necessary or desirable by the Company) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, or results of operations or future prospects of Parent. In particular, without limiting the generality of the foregoing sentence, the financial statements of Parent shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Parent as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Parent Financial Statements. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material Adverse Effect on (i) the financial position, business, results of operations or future prospects of Parent or (ii) the ability of Parent to perform its obligations under this Agreement.

(f) Fairness Opinion. The Company shall have obtained from Advest, Inc. or from another independent financial advisor selected by the Board of Directors of the Company, an opinion dated within five (5) days of the Proxy Statement to be furnished to the Board of Directors of the Company stating that the Conversion Ratio contemplated by this Agreement is fair to the shareholders of the Company from a financial point of view.

ARTICLE VIII. TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before April 15, 2005 (the “Cut-off Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under the standards set forth in Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or the standards set forth in Section 7.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party hereto, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(g) by Parent, if by Parent’s Board of Directors makes an election provided for in Section 5.3(e)(i) herein;

(h) by the Company, if the Company’s Board of Directors makes an election provided for in, and subject to the conditions of, Section 5.3(e)(ii) herein;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 are not satisfied and are not capable of being satisfied by the Cut-off Date;

(j) by the Company if the conditions set forth in Sections 7.1 and 7.3 are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(A) (k)Subject to the provisions of subparagraph (B) below, the Company shall have the right to terminate this Agreement, through a resolution adopted by its Board of Directors, if the Closing Market Price is less than both (I) $18.00 (the “Floor

Price”) and (II) the amount per share equal to (x) the Starting Price multiplied by (y) .80 multiplied by (z) the quotient of the Average NASDAQ Bank Index for the Price Determination Period (the numerator) over the NASDAQ Bank Index on the Pre-Announcement Date (the denominator).

(B) In the event the conditions in (A) above allowing the Company to terminate the Agreement are satisfied and the Company makes such election, Parent, through a resolution adopted by its Board of Directors, shall have the option to cause the Company to amend this Agreement (and, upon such amendment, the Company shall not have the right to terminate this Agreement) to increase the Exchange Ratio to a level, calculated to four decimal places, equal to the Conversion Ratio multiplied by the quotient of the Floor Price (the numerator) over the Closing Market Price (the denominator). For example, if the Closing Market Price is $17.00 and the Floor Price is $18.00, Parent would have the option to increase the Exchange Ratio to 1.4294 (1.35 x 18.00/$17.00) in lieu of terminating this Agreement.

(ii) For purposes of this Section 8.1(d),(A) “Pre-Announcement Date” shall mean June 10, 2004, i.e., the trading day immediately preceding the date of this Agreement, and (B) “Starting Price” shall mean $20.22, i.e., the last sale price for Parent Common Stock on the Pre-Announcement Date as reported on NASDAQ.

(iii) The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for an event described in Section 1.4(d) herein.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX shall survive any termination of this Agreement and (ii) subject to Section 8.2(b), in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f), the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX. GENERAL PROVISIONS

9.1 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 14, 2004. A matter shall be deemed to be within the “knowledge” of an entity if such matter is within the actual knowledge of any person who is as of the date hereof, or who becomes between the date hereof and the Closing, an executive officer of such entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. Except as otherwise provided in Section 8.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Fulton Financial Corporation

One Penn Square

Lancaster, PA 17604

Attn: Rufus A. Fulton

Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Barley, Snyder, Senft & Cohen, LLC

126 East King Street

Lancaster, PA 17602

Attn: Paul G. Mattaini, Esquire

and

(b) if to the Company, to:

First Washington FinancialCorp

Route 130 and Main Street

Windsor, New Jersey 08561

Attn: C. Herbert Schneider, President

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the parties and delivered to both of the parties, it being understood that all parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, the Warrant Agreement and the Warrant constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bank” means First Washington Bank, a Subsidiary of the Company.

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any party, means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(b) The following terms are defined in the following sections of this Agreement:

Accounting Firm	3.6(a)
Acquisition Proposal	5.3(f)
Advisory Firm	3.7
Aggregate Merger Consideration	1.4(c)
Aggregate Merger Consideration	1.4(c)
Agreement	Lead-in
Articles of Merger	1.2
BCA	1.1
BCL	1.1
BHCA	3.1(a)
Blue Sky	6.1(a)
Ceiling Price	8.1(k)(ii)
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.7
Claims	6.7
Classified	3.20(b)
Closing	1.2
Closing Date	1.2
Closing Market Price	2.2(e)
Closing Notice	1.2
Company	Lead-in
Company Bank Shares	3.2(b)
Company Benefit Plans	3.11(a)
Company Common Stock	1.4(a)
Company Contract	3.14(h)
Company Disclosure Schedule	Article III - Lead-in
Company Financial Statements	3.6(a)
Company Pension Plans	3.11(a)
Company Regulatory Agencies	3.5
Company SEC Reports	3.24
Company Shareholders’ Meeting	6.3
Company Stock Option	1.6
Company Stock Option Plan	1.6
Company Welfare Plans	3.11(a)
Concerned Loans	3.20(b)
Constituent Corporations	Lead-in
Contract Employee	3.14(h)
Covered Person	3.19
CRA	3.13(b)
Credit Risk Assets	3.20(b)
Criticized	3.20(b)
Cut-off Date	8.1(c)
Derivatives Contract	3.22(b)

Determination Date	1.2
Doubtful	3.20(b)
DPC Shares	1.4(b)
Effective Time	1.2
Eligibility Date	6.20
Employment Agreement	3.14(h)
Environmental Laws	3.17(d)
Environmental Matters	3.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.6(c)
Exchange Agent	1.5
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FDIC	3.1(b)
Floor Price	8.1(k)(i)(A)
FRB	3.4
GAAP	3.1(a)
Governmental Entity	3.4
Hazardous Materials	3.17(d)
Indemnitees	6.7(a)
Insurance Policies	6.17
Interested stockholder	4.12(b)
IRS	3.4
Knowledge	9.1
Loan	3.20(a)
Loan Property	3.17(d)
Loans	3.20(b)
Loss	3.20(b)
Material Adverse Effect	3.1(a)
Merger	Recitals A
Merger Consideration	1.4(c)
NASDAQ	2.2(e)
Negative Declaration	6.16
NJDEP	6.16
No Further Action Letter	6.16
OCC	4.5
Old Stock Options	1.6
Option Grant Agreement	1.6
Other Loans Specially Mentioned	3.20(b)
Other Real Estate Owned	3.20(b)
Parent	Lead-in
Parent Common Stock	1.4(a)
Parent Disclosure Schedule	Article IV - Lead-in
Parent Employers	6.21(a)

Parent Financial Statements	4.6
Parent Preferred Stock	4.2(a)
Parent Reports	4.7
Parent Rights	4.2(a)
Parent’s Regulatory Agencies	4.5
Parent Stock Option	1.6
Participation Facility	3.17(d)
PBGC	3.4
Per Share Stock Consideration	1.4(a)(i)
Pre-Announcement Date	8.1(k)(iii)
Price Determination Period	2.2(e)
Proxy Statement	3.4
RCRA	3.17(d)
Regulatory Agreement	3.15
Remedial Action Workplan	6.19
Remediation Funding Source	6.19
S-4	3.4
SEC	3.4
Securities Act	4.7
Special Mention	3.20(b)
Spill Act	3.17(d)
Starting Date	8.1(k)(iii)
Stock Option	1.6
Stock Options	1.6
Substandard	3.20(b)
Superior Proposal	5.3
Surviving Corporation	1.1
Taxes	3.10(d)
Tax Returns	3.10(d)
Transition Period	6.17
Trust Account Shares	1.4(b)
Watch List	3.20(b)
Voting Agreement	Recitals
Warrant	Recitals
Warrant Agreement	Recitals

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania and the Federal courts of the United States of America located in the Commonwealth of Pennsylvania solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Pennsylvania State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(b) The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FULTON FINANCIAL CORPORATION

By
Name:
Title:

FIRST WASHINGTON FINANCIALCORP

By
Name:
Title: